Exhibit 5.1

Sheppard Mullin Richter & Hampton LLP

1901 Avenue of the Stars, Suite 1600

Los Angeles, CA 90067-6055

310.228.3700 main

310.228.3701 main fax

www.sheppardmullin.com

July 23, 2012

LegalZoom.com, Inc.

101 North Brand Boulevard, 11th Floor

Glendale, California  91203

Re:                             Registration Statement on Form S-1 (333-181332)

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by LegalZoom.com, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 (File No. 333-181332) initially filed on May 10, 2012 (as amended and supplemented from time to time, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including a related prospectus filed with the Registration Statement (the “Prospectus”) covering the offering for sale of an aggregate of up to 8,000,000 shares (together with an additional 1,200,000 shares (the “Additional Shares”) that may be purchased by the underwriters pursuant to an option to purchase additional shares granted by Company and the Selling Stockholders (as defined below), the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), of which up to 3,800,000 Shares (and the Additional Shares, if any) will be offered and sold by the Company (the “Company Shares”) and up to 4,200,000 Shares (and the Additional Shares, if any) will be offered and sold by the selling stockholders named therein (the “Selling Stockholders”) (such offer and sale, the “Offering”).  Of the Shares to be sold by the Selling Stockholders, 34,159 Shares will be purchased by a Selling Stockholder prior to their issuance under outstanding stock options (the “Stockholder Option Shares”), 3,530,241 Shares will be sold prior to their issuance upon the conversion of the Series A Redeemable Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”, and such Shares, together with any Additional Shares, if any, issued upon conversion of shares of Preferred Stock, collectively, the “Stockholder Conversion

Shares”) and 635,600 Shares are currently outstanding (together with any Additional Shares, if any, the “Stockholder Outstanding Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed and relied upon (1) the Registration Statement and related Prospectus, (2) the Company’s certificate of incorporation filed January 31, 2011, as restated February 9, 2007, as amended February 25, 2010, July 29, 2011, September 29, 2011 and as further amended by (A) the fourth certificate of amendment to the certificate of incorporation that the Company has adopted in connection with, and intends to file immediately before the Registration Statement is declared effective by the Commission, and (B) the amended and restated certificate of incorporation that the Company has adopted in connection with, and intends to file upon the consummation of the Offering, and (3) the Company’s bylaws dated February 1, 2007, as amended on February 16, 2010 and October 14, 2010 as certified to us as of the date hereof by an officer of the Company as being complete and in full force and effect as of the date hereof and to be further amended by (A) the third amendment to the bylaws that the Company has adopted in connection with, and to take effect immediately after the Registration Statement is declared effective by the Commission and (B) the amended and restated bylaws that the Company has adopted in connection with, and that will take effect upon, the consummation of the Offering, (4) resolutions adopted by the Board of Directors and stockholders of the Company and (5) such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.  With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original and the conformity to originals of all documents submitted to us as certified or reproduced copies.  We have also obtained from public officials and officers of the Company certificates or comparable documents as to certain factual matters.  We have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

Based on the foregoing review, and in reliance thereon, we are of the opinion that: (i) the Stockholder Outstanding Shares are duly authorized, validly issued, fully paid and non-assessable; (ii) the Company Shares have been duly authorized, and if, as, and when issued and sold in the manner contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable; (iii) the Stockholder Option Shares, when issued and paid for as contemplated in the applicable stock option agreements and sold as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable, (iv) the Stockholder Conversion Shares, when issued upon the conversion of Preferred Stock in accordance with the Company’s certificate of incorporation and sold as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal matters” in the Prospectus included in the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law.

This opinion letter is rendered to you solely for use in connection with the issuance and sale of the Shares in accordance with the Registration Statement as of the date first written above and is not to be relied on for any other purpose.  We disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Respectfully submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP